EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-128499) of American Consolidated Management Group, Inc. of our report, dated April 28, 2006, except for the second paragraph of Note 10, as to which the date is June 29, 2006, related to the financial statements of American Consolidated Management Group, Inc. as of and for the years ended December 31, 2005 and 2004, appearing in the American Consolidated Management Group, Inc. 2005 Annual Report on Form 10-KSB.

/s/ Elliott Davis LLC

Greenville, South Carolina
July 31, 2006